Exhibit 99.1

AITX's RAD Retained Through Property Sale as New Owner Validates
Autonomous Security Performance

New Ownership Reviews, Evaluates and Retains RAD Systems Based on Proven Operational Results

Detroit, Michigan - April 1, 2026 - Artificial Intelligence Technology Solutions, Inc. (OTCID: AITXD), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today announced that its RIO™ autonomous security devices have been retained at a Southern California property following its recent sale from a major consumer products manufacturer to a leading aerospace technology provider. After assuming control of the site, the new property owner conducted an independent review of the existing security infrastructure and elected to maintain the deployed RAD systems based on their demonstrated operational performance.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES
New Facility Owner.
Same RAD Decision.

Artist’s depiction of a property ownership transition where RAD’s autonomous security devices are evaluated and retained by the new operator.

The retained deployment builds on RAD's previously announced expansion with the original client, where multiple RIO Mini units were installed across the property as part of a structured evaluation and rollout process. As outlined in earlier communications, enterprise deployments often begin with measured validation in live environments before broader adoption decisions are made. In this case, that validation has now extended beyond the original end user, with a new property owner independently assessing the systems and arriving at the same conclusion, that RAD's autonomous security platform delivers meaningful operational value.

"This is what real validation looks like," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "When a property changes ownership, everything is reviewed. Budgets, vendors, performance, all of it. The new operator had no prior relationship with RAD and no obligation to keep our systems in place. They evaluated what was there, saw how it was performing, and made a fresh decision to retain it. That kind of outcome speaks directly to the real-world value these deployments are delivering."

While the property transfer introduces a new enterprise client to RAD's portfolio, the Company continues to support the original customer across its remaining locations, preserving an active and expanding relationship. The retention of the RIO systems at this site not only avoids typical attrition associated with property transitions but also establishes a new pathway for growth, as the incoming operator evaluates additional opportunities to extend autonomous security coverage within its broader real estate footprint.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to explore how RAD's solutions can support their security and operational objectives and take part in this next phase of global expansion.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD's solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company expects continued growth as these opportunities convert into deployed clients generating recurring revenue streams, with significant potential for expansion within each account.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/